Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Viking Holdings Ltd

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)

An indeterminate aggregate initial offering price or number of ordinary shares is being registered as may from time to time be issued at indeterminate prices. This registration statement also covers any additional securities that may be offered or issued in connection with any share split, share dividend or pursuant to anti-dilution provisions of any of the securities. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)

In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the registrant hereby defers payment of the registration fee required in connection with this registration statement. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.